Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(In thousands)

                                                                         Year Ended December 31,
                                                      -----------------------------------------------------
                                                        2000       2001       2002       2003       2004
                                                      ---------  ---------  ---------  ---------  ---------
Earnings:
    Income before income taxes                       $  47,520  $  50,430  $  87,759  $ 103,187  $ 114,258
    Plus: fixed charges per below                       29,239     30,619     32,983     33,649     24,147
    Less: capitalized interest per below                     8        213        218         29        167
    Plus:  current period amortization of interest
               capitalized in prior periods                 --          4          9          9         13
                                                      ---------  ---------  ---------  ---------  ---------
    Total earnings                                   $  76,751  $  80,840  $ 120,533  $ 136,816  $ 138,251
                                                      =========  =========  =========  =========  =========
Fixed charges
    Interest expense                                 $  28,491  $  29,571  $  31,372  $  31,666  $  21,724
    Capitalized interest                                     8        213        218         29        167
    Interest portion of rent expense                       740        835      1,393      1,954      2,256
                                                      ---------  ---------  ---------  ---------  ---------
    Total fixed charges                              $  29,239  $  30,619  $  32,983  $  33,649  $  24,147
                                                      =========  =========  =========  =========  =========

Ratio of earnings to fixed charges                         2.6        2.6        3.7        4.1        5.7
                                                      =========  =========  =========  =========  =========